Exhibit 99.1

BioPower Operations Corporation announces entering into multiple agreements with PIP North America Inc of Canada, that includes technology licensing options for HyFi’s Vault and DeFi marketplaces and stock and token purchases.

Aventura, Florida., June 29, 2022 (GLOBE NEWSWIRE) — BioPower Operations Corporation (OTC: BOPO), currently in process of changing its name to HYFI Corp. (“HyFi”), *subject to clearance by FINRA announces the execution of multiple agreements with PIP North America (“PIP”) to raise funds in a non-dilutive manner through HyFi’s new DeFi ILO marketplace technology platform and includes undisclosed technology licensing options for HyFi’s Vault and DeFi marketplaces and stock and token purchases. Focused initially on raising funds for PIP’s large scale yellow pea wet fractionation processing facility, PIP will have conditional exclusive rights and renewal options to the agriculture sector.

During the term of the Agreement, PIP will work closely with HyFi’s team to fully execute and maximize global funding channels to meet PIP’s accelerated growth plans. PIP’s large-scale production will commence in late 2023 to fulfil the growing demand for pea protein isolate and derivative products.

Demand for high-quality pea protein isolate has increased dramatically in recent years with the popularization of plant-based diets and increasing consumer awareness regarding nutritional benefits offered by pea proteins. The lack of investment in the agriculture sector specifically prevents plant-based market growth. HyFi and PIP aim to bring a solution to this funding problem. Solving this problem is a key factor to successfully drive the growth of the pea protein market worldwide. The plant-based protein market is expected to increase at a compound annual growth rate (CAGR) of 12% and achieve sales revenue of $1.4B USD globally by 2025.

PIP’s CEO, Christine Lewington stated, “We are excited to be the first company to use the HyFi ILO marketplace in an effort to raise significant non-dilutive funds for PIP’s large capital fund raising demands.”

Troy MacDonald, HyFi Corp. CEO stated, “We are excited to enter into these various agreements with PIP as we are strong believers in plant-based proteins and believe this is only the beginning of major business dealings and initiatives together.”

About PIP INTERNATIONAL

PIP International (‘PIP’) is a Canadian-based Ag-Tech, Agri-food premium plant-based ingredient processor. PIP’s gentler and innovative patented process delivers an additive free, neutral taste, neutral color, smooth texture, high functioning protein derived from yellow peas. They are dedicated to the expansion of a more sustainable protein solution on a local and global level. Their team of food industry experts bring decades of design, operations, and business acumen to this first of its kind greenfield project.

PIP is disrupting the plant-based industry with their premium pea protein isolate called UP.P™ Protein. They are receiving unprecedented results compared to anything yet developed in plant-based proteins. UP.P™ Protein transcends across diverse product lines, from plant-based meats to spoon-ables to shelf-stable dairy beverages. All are developed with unparalleled ease, as UP.P™ Protein is effectively and easily optimized for existing and new plant-based products.

PIP’s commitment to adapt and adopt innovative sustainable practices across all of its business functions right from farm to end consumer level was further solidified by owning the rights to a revolutionary new wet fractionation process that results in 30% less water demand than traditional methods.

For more information about PIP International, please visit pip-international.com or inquiries@pip-international.com.

About BioPower Operations Corporation or HYFI Corp.

BioPower Operations Corporation (OTC: BOPO) is a Nevada corporation that is currently in the process of changing its name, subject to clearance by FINRA, to HYFI Corp. Headquartered in the USA, HYFI Corp. is a fintech company that has developed and owns an innovative blockchain technology called “HyFi”.

The company licenses, operates and enables tokenized economies for various DeFi marketplaces. HyFi wants to make DeFi marketplaces accessible for client issuers who register offerings with the SEC or comparable international regulators to offer NFT initial license offerings (“ILOs”) and bridge loan offerings (“BLOs”).

HyFi also provides an NFT Vault offering which provides a modern marketing solution to reach today’s buyers and global Internet Community. The Vaults enable HyFi Partner companies to collaborate with HyFi, or license our technology, to market their products and services. This unique Blockchain technology marketing tool can also track distributors, affiliates and influencers successes and sales for the promotion and introduction of the products or services.

HyFi technology may also allow for the transparent trading of decentralized assets like NFTs and digital assets in the future. Information about the company can also be found on the Securities and Exchange Commission’s EDGAR site under the Issuer Profile of “BioPower Operations Corporation.”

For more information please visit: www.hyfi-corp.com

Media Contact

Troy MacDonald, CEO

+1-786-923-0272

Web: hyfi-corp.com

FORWARD LOOKING STATEMENTS

This Press Release contains “forward-looking” statements or statements which arguably imply or suggest certain things about our future. Statements which express that we “believe,” “anticipate,” “expect,” or “plan to,” and any other similar statements which are not historical fact, are forward-looking statements. These statements are based on assumptions that we believe are reasonable, but there are a number of factors that could cause our actual results to differ materially from those expressed or implied by these statements. You are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak as of the date hereof, and we do not undertake any obligation to update or revise any forward-looking statements, except as expressly required by law.